UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 13, 2013
GALENA BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4640 S.W. Macadam Avenue Suite 270 Portland, Oregon 97239
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (855) 855-4253

310 N State Street Suite 208 Lake Oswego, Oregon 97034
(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
On September 13, 2013, Galena Biopharma, Inc. (“we,” “us,” “our,” “Galena,” or the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Oppenheimer & Co. Inc., as representative of the several underwriters named in Schedule I of the Underwriting Agreement (the “Underwriters”), relating to the public offering by us of 17,500,000 units. The units are being sold at a public offering price of $2.00 per unit. Each unit consists of one share of common stock and a warrant to purchase 0.35 of a share of common stock at an exercise price of $2.50 per share. The shares of common stock and warrants are immediately separable and will be issued separately. The Underwriters will purchase the units at a price of $1.88 per unit, representing a 6% discount from the public offering price. Under the terms of the Underwriting Agreement, we have granted the Underwriters an option for a period of 30 days from the date of the Underwriting Agreement to purchase up to an additional 2,625,000 shares of common stock (with an over-allotment price to the Underwriters of $1.8706 per share) and/or additional warrants to purchase up to 918,750 shares of common stock (with an over-allotment price to the Underwriters of $0.0094 for each warrant) from us to cover over-allotments, if any.
The net proceeds to us are expected to be approximately $32.6 million, assuming no exercise of the Underwriters’ over-allotment option and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the Underwriters exercise the over-allotment option in full, the total net proceeds to us of the offering, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be $37.5 million. The offering is expected to close on September 18, 2013, subject to the satisfaction of customary closing conditions.
The warrants will be exercisable immediately upon issuance and will expire on the five-year anniversary of issuance, which is anticipated to be September 18, 2018. The warrants will be issued pursuant to a Warrant Agreement to be entered into between us, Computershare Inc. and Computershare Trust Company, N.A. The warrants will not be listed on The NASDAQ Capital Market or any other securities exchange.
The offering is being made pursuant to a prospectus supplement dated September 13, 2013 and the accompanying prospectus dated June 12, 2013, pursuant to our existing “shelf” registration statement on Form S-3 (File No. 333-188849), which was filed with the Securities and Exchange Commission (the “Commission”) on May 24, 2013 and declared effective by the Commission on June 12, 2013.

The Underwriting Agreement contains customary representations, warranties, and agreements by us, and customary conditions to closing, indemnification obligations of us and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

Oppenheimer & Co. Inc. is acting as the sole book-running manager for the offering. JMP Securities LLC, Roth Capital Partners, Maxim Group LLC, MLV & Co., and Noble Financial Capital Markets are acting as co-managers.

The Underwriting Agreement is included as an exhibit to this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.
A copy of the opinion of TroyGould PC relating to the legality of the issuance and sale of the shares, the warrants, and the shares issuable upon exercise of the warrants is attached as Exhibit 5.1 hereto. Copies of the Underwriting Agreement and the form of Warrant Agreement are filed herewith as Exhibit 1.1 and 4.1, respectively, and are incorporated herein by reference. The foregoing description of the offering, the Underwriting Agreement, and the form of Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

Adjustment to Certain Outstanding Outstanding Warrants
Upon consummation of the offering on September 18, 2013, it is anticipated that the exercise price of our outstanding March 2010 warrants to purchase a total of 360,000 shares of common stock as of September 12, 2013 will decrease from $2.18 to $2.15 per share.
Item 8.01. Other Events.
Reference is made to the description of the offering in Item 1.01. We, and our officers and directors, agreed in the Underwriting Agreement, subject to certain exceptions, not to offer and sell any shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock for a period of ninety (90) days following the offering, without the written consent of the Underwriters.
On September 12, 2013 and September 13, 2013, we issued press releases announcing the offering and the pricing of the offering, respectively. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

We are filing as part of this report the exhibits listed on the accompanying Index to Exhibits, which information is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2013	GALENA BIOPHARMA, INC. By: /s/ Mark J. Ahn Mark J. Ahn, Ph.D. President and Chief Executive Officer

Index to Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement dated as of September 13, 2013 by and between Galena Biopharma, Inc. and Oppenheimer & Co. Inc. as representative of the several underwriters named in Schedule I thereto
4.1	Form of Warrant Agreement by and between Galena Biopharma, Inc., Computershare Inc. and Computershare Trust Company, N.A.
5.1	Opinion of TroyGould PC
23.1	Consent of TroyGould PC (contained in Exhibit 5.1 above)
99.1	Press release of Galena Biopharma, Inc. issued September 12, 2013
99.2	Press release of Galena Biopharma, Inc. issued September 13, 2013